     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 10, 2001



                                                      REGISTRATION NO. 333-71434

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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                             ------------------------


                                   PRE-EFFECTIVE


                                  AMENDMENT NO. 1


                                        TO

                                     FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ------------------------

                                  FRONTSTEP, INC.
              (Exact name of Registrant as specified in its charter)

                             ------------------------

                 OHIO                                                                       31-1083175
   (State or other jurisdiction of                                                        (IRS employer
    incorporation or organization)                                                    identification number)

 2800 CORPORATE EXCHANGE DRIVE, SUITE 400, COLUMBUS, OHIO 43231 (614) 523-7000
              (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ---------------------

                                                                             WITH A COPY TO:
                   DANIEL P. BUETTIN                                      IVERY D. FOREMAN, ESQ.
       VICE PRESIDENT AND CHIEF FINANCIAL OFFICER                  VORYS, SATER, SEYMOUR AND PEASE LLP
                    FRONTSTEP, INC.                                         52 EAST GAY STREET
             2800 CORPORATE EXCHANGE DRIVE                                 COLUMBUS, OHIO 43215
                       SUITE 400                                              (614) 464-6322
                  COLUMBUS, OHIO 43231
                     (614) 523-7136

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 10, 2001


                                FRONTSTEP, INC.
                         2800 CORPORATE EXCHANGE DRIVE
                                   SUITE 400
                              COLUMBUS, OHIO 43231
                                  614/523-7000

                                   PROSPECTUS


                             687,500 COMMON SHARES



     On November 15, 2001, we issued an amended and restated warrant to purchase our common shares to Foothill Capital Corporation in a private placement. This prospectus is part of a registration statement that we filed with the SEC and relates to the public offering of up to 687,500 of our common shares by Foothill, the selling shareholder named in this prospectus, which may be received upon exercise of the warrant.



     Our common shares are listed on the Nasdaq National Market System under the
symbol "FSTP". On           , 2001, the closing sales price of our common shares
on Nasdaq was $       per share.


     FOR RISKS IN CONNECTION WITH AN INVESTMENT IN OUR COMMON SHARES, SEE "RISK FACTORS" BEGINNING ON PAGE 1.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                 The date of this prospectus is         , 2001.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Risk Factors................................................    1
Forward-Looking Statements..................................    5
Information About Frontstep.................................    5
Selling Shareholder.........................................    7
Plan of Distribution........................................    8
Use of Proceeds.............................................   10
Description of Securities...................................   10
Where You Can Find More Information.........................   15
Legal Matters...............................................   15
Experts.....................................................   16


                             ---------------------

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, our common shares only in jurisdictions where offers and sales of our common shares by it are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares.

                                  RISK FACTORS

     You should carefully consider the following factors in evaluating whether to invest in our common shares. These factors should be considered in conjunction with the other information included or incorporated by reference in this prospectus.

     CHANGES IN DEMAND FOR OUR PRODUCTS AND SERVICES COULD CAUSE POTENTIAL SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY AND ANNUAL OPERATING RESULTS.

     Our operating results may vary significantly from quarter to quarter. Our quarterly operating results are affected by a number of factors that could materially and adversely affect our revenues and profitability. These factors also make estimation of operating results prior to the end of a quarter extremely uncertain. These factors include:

     - demand for our products and services

     - competitive conditions in the software industry


     - the potential for delay or deferral of customer purchases of our products in anticipation of product enhancements or new product offerings by us or our competitors



     - dependence on a few very large new license sales in each quarter to meet our quarterly goals



     The sales cycles for our products and services, from initial evaluation to delivery or performance, vary from customer to customer. In addition, sales through indirect channels, such as through business partners, are difficult to predict and may have lower profit margins than direct sales.



     ADVERSE ECONOMIC CONDITIONS IN THE GENERAL BUSINESS ECONOMY OR SPECIFICALLY IN THE MANUFACTURING INDUSTRIES WE SERVE COULD RESULT IN REDUCED PURCHASES OF OUR PRODUCTS AND SERVICES.


     Our customers are primarily discrete manufacturers and industrial products distributors in discrete manufacturing environments. Our business depends substantially upon the capital expenditures of our customers. Capital expenditures by our customers are somewhat dependent upon the demand for their manufactured products and the strength of their financial condition. A recession or other adverse economic event in general or one that specifically affects manufacturers could cause them to curtail or delay capital expenditures for computer software products. Any significant changes in the timing or amount of capital expenditures by manufacturers could have a material adverse effect on our business, operating results and financial condition.

     Industries in which our customers operate have been affected by weakened demand for their products for approximately one to two years and we believe that the demand for our products and services has already been significantly impacted, which has negatively affected our financial results and financial condition. However, there can be no assurance that economic conditions relating to our customers or potential customers will not become more severe.

     ANY DECREASE IN OUR LICENSING ACTIVITY IS LIKELY TO RESULT IN REDUCED SERVICES REVENUE IN FUTURE PERIODS.

     Our service, maintenance and support revenue is derived from our installation, implementation, training, consulting, systems integration and software product maintenance and support services. Typically a decrease in our service, maintenance and support revenue follows a decrease in our licensed software installations. Our ability to maintain or increase our service, maintenance and support revenue depends in large part on our ability to increase our software licensing activity.

     THE MARKET FOR OUR PRODUCTS IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, EVOLVING INDUSTRY STANDARDS IN COMPUTER HARDWARE AND SOFTWARE TECHNOLOGY, CHANGES IN CUSTOMER REQUIREMENTS AND FREQUENT NEW PRODUCT INTRODUCTIONS AND ENHANCEMENTS.

     The introduction of products embodying new technologies and the emergence of new industry standards can cause customers to delay their purchasing decisions and render existing products obsolete and unmarketable. The life cycles of our software products are difficult to estimate. Consequently, our future success will depend, in part, upon our ability to continue to enhance our existing products and to develop and introduce in a timely manner new products with technological developments that satisfy customer requirements and achieve market acceptance. There can be no assurance that we will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner or that products, capabilities or technologies developed by others will not render our products or technologies obsolete or noncompetitive or shorten the life cycles of our products. If we are unable to develop on a timely and cost-effective basis new software products or enhancement to existing products, or if our products or enhancements do not achieve market acceptance, our business, operating results and financial condition may be materially adversely affected.

     WE DERIVE A SIGNIFICANT PORTION OF OUR BUSINESS FROM OPERATIONS THAT ARE SUBJECT TO FOREIGN ECONOMIC CONDITIONS AND CURRENCY FLUCTUATIONS.


     We derive a significant portion of our business from international sales. In the most recent fiscal year, approximately 25% of our revenues were derived predominately from sales in Canada, Western Europe, Asia and Australia. We expect to continue to expand our international operations, which will require significant management attention and financial resources. Our international operations are subject to various risks, including the following:


     - the impact of a recession in foreign countries, particularly in Europe and the Asia/Pacific regions

     - cultural and language difficulties associated with serving customers and localizing products

     - staffing and management problems related to foreign operations

     - exchange controls and reduced protection for intellectual property in some countries

     - political instability

     - unexpected changes in foreign regulatory requirements

     - difficulties in collecting accounts receivable and longer collection periods

     - restrictions on the repatriation of foreign earnings

     - the impact of local economic conditions and practices

     - fluctuations in foreign exchange rates

     - potential adverse foreign tax consequences

     TERMINATION OF AGREEMENT WITH PROGRESS WOULD CAUSE A DISRUPTION OF SERVICE TO OUR CUSTOMERS AND MAY RESULT IN LOWER OPERATING MARGINS OR A LOSS OF BUSINESS.

     Our core product, SyteLine, is written in Progress, a proprietary programming language which we license from Progress Software Corporation. We market and distribute Progress in connection with the sale of our products under a non-exclusive agreement with Progress. The agreement may be terminated by either party upon 90 days' written notice to the other party. In addition, the agreement may be terminated immediately by either party if a material breach of the agreement by the other party continues after 30 days' written notice. Our relationship with Progress involves other risks which could have a material adverse effect on our business, operating results or financial condition, including the following:

     - the failure of Progress to continue its business relationship with us

     - the failure of Progress to develop, support or enhance Progress in a manner that is competitive with enhancements of other programming languages

     - delays in the release of Progress products or product enhancements that require a delay in the release of our products or product enhancements

     - the loss of market acceptance of Progress and its relational database management system

     - our inability to migrate our software products to other programming languages on a timely basis if Progress is no longer available

     CONVERSION OF OUR OUTSTANDING SERIES A PREFERRED SHARES AND EXERCISE OF OUR OUTSTANDING WARRANTS COULD RESULT IN SUBSTANTIAL DILUTION OF YOUR INVESTMENT, A DETRIMENTAL EFFECT ON OUR LIQUIDITY AND ABILITY TO RAISE ADDITIONAL CAPITAL, AND A SIGNIFICANT DECLINE IN THE MARKET VALUE OF OUR COMMON SHARES.


     As of September 24, 2001, we had approximately 7,568,218 common shares outstanding and we had approximately 1,587,412 additional common shares reserved for issuance upon conversion of our outstanding Series A preferred shares and upon exercise of our outstanding warrants (excluding the 550,000 common shares covered by the warrant held by the selling shareholder named in this prospectus). Our Series A preferred shares and outstanding warrants and stock options also contain or are subject to various anti-dilution and similar provisions which may require us to issue additional common shares in certain circumstances. If these securities are converted or exercised, other holders of our common shares may experience significant dilution in the market value of our common shares held by them. If the holders were to sell all or a substantial amount of those common shares into the open market, the sales could have a negative effect on the market price of our common shares. The sales also might make it more difficult for us to sell equity or equity-related securities in the future at a price we deem appropriate.


     WE HAVE NO INTENTION OF PAYING CASH DIVIDENDS.

     We have never paid any cash dividends on our common shares. We currently intend to retain all future earnings, if any, for use in our business and we do not expect to pay any cash dividends in the foreseeable future. In addition, dividend payments to holders of our common shares are subject to the rights of holders of our preferred shares. As long as our Series A preferred shares are outstanding, no dividends may be declared or paid on our securities that rank junior to our Series A preferred shares, including our common shares, unless all required cumulative dividends are paid or a sum sufficient for the payment of the dividends is set apart for such payment.

     TURNOVER IN OUR SENIOR MANAGEMENT OR OTHER KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     Our success depends to a significant extent upon senior management and other key employees. The loss of one or more key employees could have a material adverse effect on our business. We do not have employment agreements with our executive officers, except Stephen A. Sasser, our President and Chief Executive Officer, and we do not maintain key man life insurance on our executive officers. We believe that our future success will depend in part on our ability to attract and retain highly skilled technical, managerial, sales, marketing, service and support personnel. Competition for personnel in the computer software industry has historically been intense. There can be no assurance that we will be successful in attracting and retaining key personnel, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

     OUR SUCCESS IS DEPENDENT IN PART UPON OUR PROPRIETARY TECHNOLOGY AND OTHER INTELLECTUAL PROPERTY.


     Our ability to compete is dependent in part upon our internally developed proprietary intellectual property. We regard our products as proprietary trade secrets and confidential information. We rely largely upon a combination of copyright, trade secret and trademark laws, license agreements with our customers, distribution agreements with our distributors, and our own security systems, confidentiality procedures and employee agreements to maintain the confidentiality and trade secrecy of our products. In certain cases, we also seek to protect our programs, documentation and other written materials through registration of our trademarks and service marks and copyrights of our products under trademark and copyright laws in the United States and certain other countries, but we have not secured registration of all our marks and copyrights. None of our products are patented. We also rely on certain other technology which we license from third parties, including software that is integrated with internally developed software and used in our products to perform key functions.

     In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in other jurisdictions. Despite our efforts, it may be possible for third parties to copy certain portions or reverse engineer our products, or to obtain and use our proprietary or confidential information. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad are adequate or that competitors will not independently develop similar technology.



     WE MAY BE EXPOSED TO INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT CLAIMS.


     Although we do not believe that our products infringe the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims, including claims for indemnification resulting from infringement claims, will not be asserted or prosecuted against us. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources which could have a material adverse effect on our business, operating results and financial condition. In addition, the assertion of such infringement claims could result in injunctions preventing us from distributing certain products, which would have a material adverse effect on our business, operating results and financial condition. If any claims or actions are asserted against us, we may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available to us on reasonable terms or at all.

     WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS.

     Our products may contain undetected operating errors due to the complex nature of our software. Such operating errors are usually resolved through regular maintenance and updating processes. However, our products also may contain more serious operating errors or failures that may not be detected until the products have been delivered to customers. As a result of serious operating errors or failures, our customers could suffer major business interruptions or other problems that could lead to claims for damages against us. Such operating errors or failures could also delay the scheduled release of new or enhanced products or diminish the market acceptance of our products. As a result, our financial results of operations and financial condition may be materially adversely affected.

     OUR FUTURE REVENUE IS SUBSTANTIALLY DEPENDENT UPON OUR INSTALLED CUSTOMER BASE.


     In the past, we have depended on our installed customer base for additional future revenue from services, support and maintenance and licensing of additional products. Our installed customer base is comprised mostly of mid-sized manufacturing and distribution companies and subsidiaries and divisions of larger companies primarily in manufacturing industries. Our maintenance and support agreements generally are renewable annually at the option of the customer. Fees for maintenance and support services are billed 12 months in advance, and maintenance and support revenue is deferred and recognized ratably over the term of the maintenance and support agreement. There can be no assurance that current installed customers will renew their maintenance and support in future periods, continue to use the Company for professional services or purchase additional products; each of which would have a material negative impact on our financial results and financial condition.


     WE MAY NOT BE ABLE TO MAINTAIN OR EXPAND OUR RELATIONSHIPS WITH BUSINESS PARTNERS.

     We believe that we need to maintain and expand our relationships with our existing business partners and enter into relationships with additional business partners in order to expand the distribution of our products. Many of our business partners also sell products that compete with our products. There can be no assurance that we will be able to maintain effective, long-term relationships with our business partners or that selected business partners will continue to meet our sales needs. Further, there can be no assurance that our business partners will not market software products in competition with our products in the future or will not otherwise reduce or discontinue their relationships with us. If we fail to maintain successfully our existing business partner relationships or to establish new business partner relationships in the future, our business, operating results and financial condition could be materially and adversely affected.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains or incorporates "forward-looking" statements. Other written and oral statements made from time to time by us are also "forward looking" statements, including statements regarding future economic performance of our business and the plans, objectives and expectations of our management. You can identify these forward-looking statements by our use of the words "believes", "anticipates", "expects", "may", "will", "intends", "plans", "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reflect our current plans, intentions, and expectations which are based upon reasonable assumptions, we can give no assurance that we actually will achieve these plans, intentions or expectations. Our actual results could differ materially from the plans, intentions or expectations disclosed in the forward-looking statements we make. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances. You are cautioned not to place any undue reliance on these forward-looking statements, which speak only as of the respective dates when they were made.

                          INFORMATION ABOUT FRONTSTEP

OVERVIEW

     Frontstep, Inc. is a leading global provider of integrated enterprise software solutions for mid-sized manufacturing and distribution companies and business units of larger companies. Until November 2000, the Company was known as Symix Systems, Inc. The name was changed to reflect an increasingly more diverse product offering than historically offered that redefines the business system needs of mid-market companies as they seek to be more efficient and to collaborate more effectively with their customers and suppliers in an increasingly more competitive and global environment. Throughout this document, we may refer to our company as "Frontstep" or as the "Company".

     Frontstep has been one of the mid-market leaders in the enterprise software industry for more than 20 years, particularly with manufacturing companies and more recently with distribution companies. We provide our customers with the software products we have developed, professional consulting services associated with the installation of our products and related training for customer personnel.

     The software solutions we provide to our customers include a comprehensive suite of integrated software and services that (1) support the traditional back office management and resources of an enterprise ("ERP"), (2) support customer relationship management ("CRM") and other front office business activities and
(3) support an enterprise's supply chain management activities. The software products associated with each of these solutions typically provide a customer with a comprehensive business system that is typically their primary system. Over the last two years, we have advanced the architecture of these products to include the use of the Internet as a backbone that provides an enterprise the ability to collaborate effectively with their customers and suppliers in a global economy. More specifically, we develop, market and support the following products:

          Extended Enterprise Resource Planning. Traditional ERP applications for discrete manufacturing and industrial distribution with an add-on suite of products that allows for collaborative operations and financial business processes across an entire enterprise with analytical capabilities that turn data into information that support the business management of an enterprise.

          Front office. A suite of products that foster customer loyalty and retention by combining customer relationship management with order management capabilities such as configuration, advanced pricing and rapid order entry.

          Supply chain. A suite of products that provide a solution for order management with inventory and capacity visibility and production scheduling based on actual material and capacity constraints. These products allow for dynamic adjustments for unplanned events, exceptions and disruptions.

          Enterprise Application Integration. Open applications architecture that allows for the continued use of legacy systems in a shared, integrated environment with newer, network-centric processes and systems.

     We maintain a worldwide professional services organization of over 200 employees and a network of more than 50 business partners and strategic alliances which offer to our customers a full range of services to support installation, ongoing operations and to maximize the benefits of our software products. These services include, but are not limited to, project management, implementation support, product education, technical consulting, programming and system integration services and ongoing maintenance and product support. We employ our own structured services methodology to manage and support customer implementation.

     We have more than 4,400 customer sites and a worldwide network of 28 offices in 16 countries. Our offices are equipped to provide our services, support our products and, in several countries around the world, translate our products into other languages. As of June 30, 2001, we employed 680 persons of which 213 were employed in international operations. The Company's principal executive offices are located at 2800 Corporate Exchange Drive, Columbus, Ohio 43231, and its telephone number is (614) 523-7000.

RECENT DEVELOPMENTS


     In July, 2001, we entered into a new credit facility arrangement with Foothill Capital Corporation. The terms of the credit facility were amended on November 15, 2001. The credit facility includes a $15 million, three-year term note and a $10 million revolving credit facility. Availability under the revolving credit facility is based on and secured by our qualifying accounts receivable originating within the United States and Canada. Borrowings under the revolving credit facility bear interest either at the federal funds rate, plus 1.5%, or at the Eurodollar market rate, plus 3%. The term note bears interest at the rate of 10.5%, plus 1.5% per annum added to principal. The term note is payable in monthly installments commencing October 1, 2001. This credit facility is subject to customary terms and conditions and includes financial covenants for maintenance of a minimum tangible net worth, a minimum level of earnings before interest, taxes, depreciation and amortization and a maximum ratio of debt to earnings before interest, taxes, depreciation and amortization. The proceeds from this credit facility were used to repay, in full, our prior credit facility and to reduce general indebtedness primarily related to costs associated with the restructuring completed in April, 2000.



     In connection with the new credit facility arrangement with Foothill, we issued to Foothill a warrant, which has been amended and restated, to purchase 550,000 common shares at an initial exercise price of $3.36 per share, which was the average of the closing bid price for our common shares for the 10 trading days immediately preceding the initial closing date for the new credit facility. The exercise price of the warrant and the number of common shares issuable upon exercise of the warrant are subject to adjustments from time to time under the anti-dilution provision contained in the warrant. The warrant expires on July 17, 2006 and is exercisable at any time prior to its expiration.



     Additionally, in July 2001, we reduced the exercise price of existing warrants to purchase 453,546 of our common shares issued in May 2000, pursuant to the terms of our agreement with the holders of these warrants from an original exercise price of $15.00 per share to $3.36 per share.



     On October 30, 2001, we offered the participants in our Non-Qualified Stock Option Plan for Key Employees and our 1999 Non-Qualified Stock Option Plan for Key Employees (collectively, the "Plans") the opportunity to voluntarily exchange the existing stock options held by them under the Plans for new options under the Plans to be granted at a future date which is at least six months and one day after the date of cancellation by us of the old options. The exchange offer expired on December 7, 2001 and options to purchase 373,311 common shares were tendered for exchange. We expect to grant new options under the Plans to purchase 348,311 common shares on or about June 8, 2002 for the exchanged options. The new options will have an exercise price per share equal to the market price per share of our common shares on the date of grant. The new options will have other terms and conditions substantially the same as the exchanged options, except that the new options generally will have a vesting period of two years instead of four years. The option exchange is not expected to result in any additional compensation charges or variable plan accounting.


                              SELLING SHAREHOLDER


     The common shares offered by this prospectus are the common shares issuable upon exercise of the warrant issued in the July 17, 2001 private placement to Foothill Capital Corporation, a wholly-owned subsidiary of Wells Fargo & Company and the selling shareholder named in this prospectus, including 137,500 common shares that may be issued upon certain adjustments under the terms of the warrant. The following table sets forth information, as of October 5, 2001, with respect to the selling shareholder and the number of common shares issuable as of that date upon exercise of the warrant held by the selling shareholder. No estimate can be given as to the amount or percentage of common shares that will be held by the selling shareholder after completion of this offering. The selling shareholder may offer all or some or none of the common shares. The selling shareholder, in its sole discretion, will determine from time to time the number of common shares it will sell. There currently are no agreements, arrangements or understandings regarding the sale of any of the common shares offered by the selling shareholder by this prospectus. The common shares offered by this prospectus may be offered from time to time by the selling shareholder. As of the date of this prospectus, the selling shareholder does not own beneficially any of our common shares except as described below. Information about the beneficial ownership of our common shares by the selling shareholder prior to this offering has been given to us by the selling shareholder.


                                                            SHARES UNDERLYING     NUMBER OF
                                                                 WARRANT           SHARES
                                                            BENEFICIALLY OWNED   REGISTERED
SELLING SHAREHOLDER                                         PRIOR TO OFFERING    FOR SALE(1)
-------------------                                         ------------------   -----------
Foothill Capital Corporation..............................       550,000           550,000
2450 Colorado Avenue
Suite 3000 West
Santa Monica, CA 90404

---------------

(1) This Registration Statement also covers an additional 137,500 common shares which may be issuable under the warrant pursuant to the antidilution provisions contained in the warrant and any additional common shares which become issuable upon exercise of the warrant by reason of any share dividend, share split, recapitalization or other similar transaction. The warrant issued to the selling shareholder contains a provision limiting the selling shareholder's ability to exercise the warrant to the extent that such exercise would result in the selling shareholder and its affiliates owning more than 4.99% of our outstanding common shares. This limitation may be waived by the selling shareholder by providing to us at least 61 days prior written notice.


     The warrant was issued by us to Foothill in connection with the closing of our new credit facility with Foothill pursuant to the terms of a Loan and Security Agreement dated July 17, 2001, as amended on November 15, 2001, among us, certain of our subsidiaries and Foothill. The warrant is exercisable at a price of $3.36 per share, subject to adjustments as provided in the form of warrant.


     In lieu of the payment in cash of the exercise price for the warrant, the holder of the warrant may pay the aggregate exercise price for our common shares issuable upon exercise of the warrant by any one or more, or a combination, of the following methods:


     - by canceling all or any part of the unpaid principal amount of and accrued interest on the outstanding obligations (as defined in the Loan and Security Agreement) in an amount equal to the aggregate exercise price; or



     - by canceling some of the common shares issuable upon exercise of the warrant so that the difference between the aggregate Current Market Price (as defined in the warrant) and the aggregate exercise price of the cancelled shares equals the aggregate exercise price of the common shares to be issued upon exercise of the warrant; or

     - by transferring to us that number of our common shares having a Current Market Price (as defined in the warrant) on the date of exercise of the warrant equal to the aggregate exercise price.


     As set forth in the warrant, Current Market Price means the average of the daily Market Price for our common shares during the 10 consecutive trading days before the specified date, except if our common shares are not listed or admitted for trading on any national securities exchange or quoted on Nasdaq, the Current Market Price is the Market Price on the specified date. Market Price is defined in the warrant to mean the last reported trading price per share for our common shares as reported on Nasdaq for the specified date or, if there has been no trading on the specified date, the average of the closing bid and asked prices per share of our common shares on the specified date as shown on the Nasdaq automated quotation system.

                              PLAN OF DISTRIBUTION


     We are registering all of our common shares offered by this prospectus on behalf of the selling shareholder. The common shares will be issued by us upon exercise of the warrant we issued to Foothill in July, 2001, except that up to 137,500 of the common shares covered by this prospectus will be issued only if required as a result of any increase in the number of common shares issuable upon exercise of the warrant made under the anti-dilution provisions contained in the form of warrant. See "Description of Securities -- Warrant issued to Foothill." The common shares may be offered from time to time for resale by the selling shareholders. We will not receive any of the proceeds from the sale of the shares by the selling shareholder.


     The term "selling shareholder" as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling common shares issued upon exercise of the warrant and received by them after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution or other transfer. The selling shareholder will act independently of us in making decisions with respect to the time, manner and size of each sale. The sales may be made, from time to time, by one or more, or a combination, of the following methods:

     - on any U.S. securities exchange on which our common shares may be listed at the time of such sale;

     - in the over-the-counter market;

     - in transactions other than on the Nasdaq National Market or in the over-the counter market;

     - through brokers or dealers or in direct transactions with purchasers;

     - in privately negotiated transactions;

     - in connection with short sales;

     - by pledge to secure debts and other obligations; or

     - in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options.

The selling shareholder may sell the common shares at prevailing market prices, at prices related to prevailing market prices, at negotiated prices, or at fixed prices. There is no assurance that the selling shareholder will sell any or all of the common shares.

     The selling shareholder may enter into hedging transactions with broker-dealers in connection with distributions of the common shares or otherwise. In these transactions, broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with the selling shareholder. The selling shareholder also may sell the common shares short and redeliver the common shares to close out the short positions. The selling shareholder may enter into options or other transactions with one or more broker-dealers which require the delivery to the broker-dealers of the common shares. The broker-dealers then may resell or otherwise transfer the common shares pursuant to this prospectus.

The selling shareholder also may loan or pledge the common shares to one or more broker-dealers. The broker-dealers may sell the common shares so loaned or, upon a default, the broker-dealers may sell the pledged common shares pursuant to this prospectus.

     The selling shareholder may use broker-dealers or agents to sell the common shares. In that case, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder. Broker-dealers or agents also may receive compensation from the purchasers of the common shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the common shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the common shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholder may be subject to the prospectus delivery requirements of the Securities Act of 1933.

     The selling shareholder has advised us that, as of the date of this prospectus, it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities covered by this prospectus.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that the selling shareholder will sell any or all of the common shares described in this prospectus, and the selling shareholder may transfer, devise or gift such securities by other means not described in this prospectus.

     The common shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common shares may not simultaneously engage in market making activities with respect to our common shares for a period of two business days prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the associated rules and regulations, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling shareholder. We will make copies of this prospectus available to the selling shareholder and we have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the common shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The supplement will disclose:

     - the name of the selling shareholder and of the participating broker-dealer(s);

     - the number of common shares involved;

     - the price at which the common shares were sold;

     - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

     - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     - other facts material to the transaction.

     In connection with the private placement of the warrant, we entered into a Registration Rights Agreement with the selling shareholder named in this prospectus. The Registration Rights Agreement requires us to file a registration statement within 90 days after the closing date of the loan transaction with Foothill to register an amount of our common shares equal to at least 125% of the common shares then issuable upon exercise of the warrant, subject to adjustments, for resale by the selling shareholder under applicable federal and state securities laws. We also agreed to use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable, but in no event later than 180 days after the closing date of the loan transaction with Foothill, and to remain effective until all of the Registrable Shares, as defined in the Registration Rights Agreement, are sold.

     The Registration Rights Agreement provides for cross-indemnification of the selling shareholder and us and the parties' respective directors, officers, employees, partners, members shareholders, affiliates, advisers, attorneys and agents and their respective controlling persons, against specific liabilities in connection with the offer and sale of the shares covered by this prospectus, including liabilities under the Securities Act of 1933.

     We will pay all of the expenses incurred by the selling shareholder and us incident to the offering and sale of the common shares underlying the warrant by the selling shareholder, excluding any underwriting discounts or commissions.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of our common shares by the selling shareholder.

     We have reserved up to 687,500 common shares for issuance upon exercise of the warrant, without giving effect to additional common shares that may be issued pursuant to applicable anti-dilution or other provisions.

     The warrant is exercisable at an initial exercise price of $3.36 per share, subject to adjustments. We cannot be sure that the holder of the warrant will exercise the warrant and thus, we may not receive any proceeds from the exercise of the warrant. However, if the warrant is exercised in full for cash for 550,000 of the common shares offered for resale pursuant to this prospectus, upon the exercise of the warrant, we will receive proceeds of approximately $1,848,000 based on the current exercise price of $3.36 per share.

     If we do receive proceeds from the exercise of the warrant, we plan to use the net proceeds for general corporate purposes, including:


     - working capital; and



     - acquisitions of other businesses and/or technologies.



Pending use of the net proceeds for any of these purposes, we may invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities, U.S. government securities, or mortgage-backed securities guaranteed by federal agencies.


                           DESCRIPTION OF SECURITIES

     The following description of our securities does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our amended articles of incorporation, a copy of which was filed with the Securities Exchange Commission as Exhibit 3(a)(4) to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000.


     Our authorized capital stock consists of 21,000,000 shares, of which 20,000,000 shares are common shares, each without par value, and 1,000,000 shares are preferred shares, each without par value. As of September 24, 2001, there were 7,568,218 common shares and 566,933 preferred shares, designated Series A Convertible Participating Preferred Shares outstanding. As of the date of this prospectus, there were 213 record holders of our common shares and five record holders of our Series A preferred shares.

COMMON SHARES

     Our common shareholders are entitled to one vote for each common share held of record on each matter submitted to a vote of shareholders. Our shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than fifty percent of the voting power of our shareholders are able to elect all of the directors.

     Our common shareholders on the applicable record date are entitled to receive dividends on a pro rata basis when and if declared by our board of directors out of funds legally available for dividends on our common shares. Dividend payments to holders of our common shares are subject to the rights of our preferred shareholders, including the holders of our Series A preferred shares, and to any contractual restrictions.

     Under Ohio law and our amended articles of incorporation, as amended, the affirmative vote of the shareholders entitled to exercise at least two-thirds of the voting power of our shareholders is required for major corporate actions, including merger or consolidation with another corporation, sale or other disposition of all or substantially all of our property and assets, our voluntary dissolution or amendment of our amended articles of incorporation.

     Upon dissolution, liquidation or sale of all or substantially all of our assets, after required payments to our creditors and preferred shareholders, our common shareholders are entitled to receive pro rata our remaining assets available for distribution.

     Our common shareholders do not have preemptive, subscription, redemption or conversion rights and are not subject to further calls or assessments. Our common shares outstanding are duly authorized, validly issued, fully paid and non assessable.

SERIES A PREFERRED SHARES

     Our amended articles of incorporation, as amended, authorize our board of directors to issue preferred shares from time to time in one or more series. Our amended articles of incorporation limit the voting rights of preferred shareholders to one vote for each preferred share held on each matter submitted to a vote of shareholders. Our board of directors is authorized to fix and determine the relative rights and preferences of the shares of any series of preferred shares with respect to:

     - dividend or distribution rate;

     - the dates of payment of dividends or distributions and the dates from which they are cumulative;

     - liquidation price;

     - redemption rights and price;

     - sinking fund requirements;

     - conversion rights; and

     - restrictions on the issuance of shares of any class or series.

     Each of our outstanding Series A preferred shares presently is convertible into two common shares at the initial base conversion price of $12.00 per common share, subject to adjustments. The terms of our

Series A preferred shares are complex and are only briefly summarized in this prospectus. To obtain further information concerning the rights, preferences and terms of our Series A preferred shares, please refer to the full description contained in our amended articles of incorporation, as amended, included as
Exhibit 3(a)(4) to our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000 as filed with the Securities and Exchange Commission.

     Voting rights. The holders of our Series A preferred shares are entitled to vote with our common shareholders as a single class on all matters submitted for a vote of common shareholders. They also have special voting rights with respect to certain major matters that may adversely affect them. As long as any Series A preferred shares are outstanding, without the approval of the holders of at least 75% of our Series A preferred shares then outstanding, we may not:

     - create or authorize the creation of any additional class or series of shares other than shares which rank junior to our Series A preferred shares;

     - increase the authorized amount of Series A preferred shares or any other class or series of shares except shares which rank junior to our Series A preferred shares;

     - create or authorize any obligation or security convertible into Series A preferred shares or shares of any other class or series except shares which rank junior to our Series A preferred shares;

     - amend, alter, restate or repeal our amended articles of incorporation, as amended, or our amended code of regulations, as amended, to the extent the amendment would adversely affect the rights of the holders of our Series A preferred shares, except solely to authorize or create any additional class or series of shares which rank junior to our the Series A preferred shares; or

     - redeem or acquire any shares which rank junior to our Series A preferred shares except our common shares pursuant to stock restriction agreements as defined in our amended articles of incorporation, as amended.

Our preferred shareholders also have special rights with respect to liquidation, dividends, and conversion and redemption of our Series A preferred shares.

     Liquidation preference. Our Series A preferred shares have a liquidation preference per share equal to the greater of (i) $24 per share, subject to adjustment for share dividends, combinations or splits, plus accumulated, but unpaid dividends, if any, or (ii) the amount a holder of our common shares underlying a Series A preferred share would have received if the Series A preferred share was converted into common shares immediately prior to the liquidation or winding up. At the election of the holders of 75% or more of our Series A preferred shares then outstanding, the holders of our Series A preferred shares also will be entitled to receive the liquidation preference amount per share if:

     - we merge or consolidate with another entity and our outstanding shares are exchanged for securities or other consideration issued or paid by the other entity or its affiliate; except if

          - the merger is solely to reincorporate us in a different jurisdiction; or

          - we are the surviving entity in the merger or consolidation and our voting shares outstanding immediately prior to the merger or consolidation constitute more than 50% of the merged entity's voting shares after the merger or consolidation;

     - we sell or transfer all or substantially all of our assets to a person or entity other than one or more of our subsidiaries; or

     - any person or group of persons acquire beneficial ownership, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of our shareholder voting power, except as the result of a reduction of authorized and issued shares.

     Dividends. Holders of our Series A preferred shares are entitled to receive cash dividends when and if declared by our board of directors at the same time that cash dividends are declared and paid on our common shares. Cash dividends declared by our board of directors on our Series A preferred shares are payable in an amount equal to the cash dividend per share payable on our common shares times the conversion rate then in effect for each Series A preferred share. Also we are required to use our reasonable best efforts to cause a registration statement covering the Series A Preferred Shares to become effective and to maintain the effectiveness of the registration statement with the Securities and Exchange Commission under the Investor Rights Agreement between us and the holders of our Series A preferred shares. If we breach our obligation, the holders of our Series A preferred shares will be entitled to receive cash dividends during the time that the breach continues at an annual rate of $3.36 per share when and if declared by our board of directors. As long as our Series A preferred shares are outstanding, no dividends may be declared or paid on our securities which rank junior to our Series A preferred shares, including our common shares, unless all cumulative dividends have been or at the same time are declared and paid or set aside for payment on our Series A preferred shares for all dividend periods ending on or before the dividend payment date for the junior securities.

     Consolidation, merger or sale of assets. Each holder of our Series A preferred shares may convert the shares to the securities, cash and other property which a holder of the number of common shares into which the Series A preferred shares held by it are convertible would have been entitled to receive if we:

     - merge into or consolidate with another person or entity which results in a reclassification, conversion, exchange or cancellation of our outstanding common shares, or

     - sell or transfer all or substantially all of our assets

and our Series A preferred shares had been converted immediately prior to the merger, consolidation, sale or transfer. These rights to convert our Series A preferred shares do not apply in certain cases described, and are subject to the liquidation provisions contained, in our amended articles of incorporation, as amended.

OTHER MATTERS

     Under the Investor Rights Agreement between us and the initial holders of our Series A preferred shares, each such holder has certain contractual preemptive rights to, among other things, purchase all or any portion of any equity securities, or any securities which may be converted into or exchanged or exercised for any equity securities, which we or any or our subsidiaries offer in an amount equal to:

     - the number of securities being offered, multiplied by,

     - a fraction, the numerator of which is the number of our common shares held by the holder and the denominator of which is the number of our common shares held by all of our shareholders, including the holder.

WARRANT ISSUED TO FOOTHILL

     In connection with the credit facility arrangement with Foothill, the selling shareholder named in this prospectus, which is described above, we issued to the selling shareholder a warrant to purchase an aggregate of 550,000 common shares, no par value, at an initial exercise price of $3.36 per share, subject to adjustments. The warrant is exercisable at any time prior to 5:00 p.m., New York City time, on July 17, 2006. In lieu of a cash payment to us upon exercise of the warrant, the warrant holder may elect to pay all or part of the aggregate exercise price of the warrant by a non-cash payment as described under the section of this prospectus captioned "Selling Shareholder" above.

     The warrant is transferable, in whole or in part, at any time subject to compliance with applicable securities laws and the terms set forth in the warrant. The warrant contains anti-dilution provisions which require the exercise price to be adjusted if we:

     - sell or issue additional common shares without consideration or for consideration per share less than the greater of the exercise price for the warrant and the Current Market Price (as defined in the warrant) in effect immediately prior to the issuance or sale;

     - declare, order, pay or make a dividend or other distribution on our common shares, other than a regularly scheduled cash dividend payable out of our consolidated earnings or earned surplus determined in accordance with generally accepted accounting principles and at a rate not in excess of 110% of the rate of the last regularly scheduled cash dividend paid by us;

     - issue, sell, grant or assume, or fix a record date for holders of our securities entitled to receive, options for or securities convertible into our common shares for consideration per share which is less than the Current Market Price (as defined in the warrant) as in effect on the date of or immediately prior to the issuance, sale, grant or assumption, or immediately prior to the close of business on the record date set for determining the holders of our securities entitled to receive the dividend or distribution;

     - combine or consolidate our outstanding common shares into a lesser number of common shares;

     - declare or pay dividends on our common shares payable in our common shares or subdivide our outstanding common shares into a greater number of common shares; or

     - issue or sell any other securities, or any other securities become subject to issue or sale upon the conversion or exchange of any of our securities for a consideration so as to dilute the purchase rights of the holder of the warrant with respect to the other securities.

     Upon each adjustment of the exercise price as required under the terms of the warrant, the number of common shares receivable upon exercise of the warrant is required to be adjusted to a number that equals the aggregate exercise price for all of the common shares covered by the warrant prior to the adjustment, divided by the exercise price in effect immediately after the adjustment.

LIMITATIONS ON ADJUSTMENTS

     We are not required to issue any securities upon exercise of the warrant to the extent that the issuance of the securities would cause us to exceed the number of securities which we may issue under applicable rules and regulations of the Nasdaq Stock Market, Inc. In the event that we are prohibited from issuing any securities upon exercise of the warrant for any reason, at any time prior to submitting the matter to our shareholders for approval and upon the request of the holder of the warrant, we are required to redeem for cash those securities which we cannot issue at a price equal to the excess, if any, of the aggregate Market Price (as defined in the warrant) over the aggregate exercise price of the securities as of the date of the attempted exercise of the warrant. The warrant issued to the selling shareholder contains a provision limiting the selling shareholder's ability to exercise the warrant to the extent that such exercise would result in the selling shareholder and its affiliates owning more than 4.99% of our outstanding common shares. This limitation may be waived by the selling shareholder by providing to us at least 61 days prior written notice.

OTHER MATTERS RELATED TO THE WARRANT


     We are required to reserve the number of our common shares from time to time issuable upon exercise of the warrant. We agreed to prepare and file the registration statement of which this prospectus is a part within 90 days after the closing date of the Foothill loan transaction. We also agreed to register for resale by the holder of the warrant pursuant to the registration statement at least that number of our common shares equal to 125% of the "Registrable Securities" (as defined in the registration rights agreement between us and Foothill) related to the warrant, which is 550,000 common shares as of the date of this prospectus. During the period beginning after the closing of the Foothill loan transaction and ending 90 days after the effective date of the registration statement, we may not, without the consent of the holders of the warrant or warrants covering a majority of the securities being registered by the registration statement, file another registration statement pertaining to any of our other securities, except for our common shares issuable under our employee benefit plans or outside directors stock option plans.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common shares and our Series A preferred shares is Fifth Third Bank, 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings also are available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling shareholder sells all of the common shares covered by this prospectus. This prospectus is part of a registration statement we filed with the SEC (Registration No.
333-               ). The documents we incorporate by reference are:


     1. Our annual report on Form 10-K for the fiscal year ended June 30, 2001, as filed with the SEC (except for the portions of our proxy statement for our 2001 annual meeting of shareholders incorporated therein);



     2. Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001; and


     3. The description of our common shares contained in our registration statement on Form 8-A dated February 12, 1991, as amended, as filed with the SEC.

     All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference and to be a part of this prospectus from the date of filing. Any statement incorporated into this prospectus is modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide a copy of any or all of these filings to you without charge upon your written or oral request. However, we will not provide to you copies of exhibits to a filing unless the exhibits are specifically incorporated by reference into the filing. Requests for these filings should be made to Frontstep, Inc., 2800 Corporate Exchange Drive, Suite 400, Columbus, Ohio 43231,
Attention: Secretary, or by telephone at (614) 523-7136.

                                 LEGAL MATTERS


     Legal matters regarding the validity of the shares offered by the selling shareholder will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio, our legal counsel. As of December 5, 2001, the partners of and attorneys employed by Vorys, Sater, Seymour and Pease LLP, together with members of their immediate families, owned in the aggregate approximately 130,219 of our common shares and none of our preferred shares. Duke W. Thomas, a member of that firm, serves on our board of directors.

                                    EXPERTS

     Our consolidated financial statements as of June 30, 2001 and for the year ended June 30, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Our consolidated financial statements as of June 30, 2000 and for each of the two years then ended appearing in our Annual Report on Form 10-K for the year ended June 30, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon their report given upon the authority of that firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

          WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY STATEMENT OR REPRESENTATION THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                             ---------------------

                             687,500 COMMON SHARES

                                FRONTSTEP, INC.

                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated (except for SEC registration fee) fees and expenses payable by Frontstep in connection with the sale by the selling shareholder of the common shares being registered.


SEC registration fee........................................  $   521.09
Legal fees and expenses.....................................  $17,500.00
Accountants' fees and expenses..............................  $10,000.00
Printing....................................................  $ 3,000.00
Miscellaneous expenses......................................  $ 1,000.00
                                                              ----------
  Total.....................................................  $32,021.09
                                                              ==========


     The selling shareholder will not pay any portion of the expenses listed above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by an Ohio corporation and provides as follows:

          (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

             (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.

             (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

          (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

          (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

             (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division
        (E)(1) or (2) of this section;

             (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

             (c) By the shareholders;

             (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

          (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or
     (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

             (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

             (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding

             (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

          (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

          (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

          (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

     Article Five of the Semi's Amended Regulations governs indemnification and provides further as follows:

     Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorney's fees, filing fees, court reporters' fees and transcript costs), judgments fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe this conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

     Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

     (A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper and (B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

     Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) actually and reasonably incurred by him in connection therewith.

     Section 5.04 Determination Required.  Any indemnification required under
Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or
(C) by the shareholders, or (D) by the Court of Common Pleas of Franklin County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division
(C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this
Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of

Franklin County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

     Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs) incurred in defending any action, suit or proceeding referred to in
Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

     (A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under
Section 5.01; or

     (B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Franklin County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

     Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

     Section 5.08. Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

     (A) A person claiming indemnification under this Article 5 shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

     (B) References to an "other enterprise" shall include employee benefit plans; references to a "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" within the meaning of that term as used in this Article Five.

     Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Franklin County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Franklin County, Ohio in any such action, suit or proceeding.

     In addition, Frontstep has purchased directors' and officers' liability insurance coverage under policies which insure its directors and officers with respect to liabilities.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   4.1   Form of amended and restated warrant issued to selling
         shareholder.
   5.1   Opinion of Vorys, Sater, Seymour and Pease LLP as to the
         legality of the common shares being offered (previously
         filed).
  10.1   Registration Rights Agreement dated July 17, 2001 between
         the registrant and the selling shareholder (incorporated
         herein by reference to Exhibit 4(h) to the Annual Report on
         Form 10-K of the registrant for the year ended June 30,
         2001).
  23.1   Consent of KPMG LLP (filed herein).
  23.2   Consent of Ernst & Young LLP (filed herein).
  23.3   Consent of Vorys, Sater, Seymour and Pease LLP (included in
         Exhibit 5.1 previously filed).
  24.1   Powers of Attorney (previously filed).


ITEM 17. UNDERTAKINGS

     1. The undersigned registrant hereby undertakes:

          (a) to file, during any period in which offers or sales are being made of the securities registered by this Registration Statement, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated in this registration statement by reference;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated in this registration statement by reference; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply to the information required to be included in a post-effective amendment by those paragraphs which is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

          (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof;

          (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (d) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 10th day of December, 2001.


                                          FRONTSTEP, INC.

                                          By      /s/ DANIEL P. BUETTIN
                                            ------------------------------------
                                                     Daniel P. Buettin
                                              Vice President, Chief Financial
                                                         Officer and
                                                 Secretary, Frontstep, Inc.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                         SIGNATURE                               TITLE                     DATE
                         ---------                               -----                     ----

                 LAWRENCE J. FOX*                        Chairman of the Board       December 10, 2001
---------------------------------------------------           and Director
                  Lawrence J. Fox

                STEPHEN A. SASSER*                     President, Chief Executive    December 10, 2001
---------------------------------------------------       Officer and Director
                 Stephen A. Sasser                        (Principal Executive
                                                                Officer)

               /s/ DANIEL P. BUETTIN                        Vice President,          December 10, 2001
---------------------------------------------------     Chief Financial Officer
                 Daniel P. Buettin                           and Secretary
                                                        (Principal Financial and
                                                          Accounting Officer)

                  DUKE W. THOMAS*                               Director             December 10, 2001
---------------------------------------------------
                  Duke W. Thomas

               JAMES A. RUTHERFORD*                             Director             December 10, 2001
---------------------------------------------------
                James A. Rutherford

                ROGER D. BLACKWELL*                             Director             December 10, 2001
---------------------------------------------------
                Roger D. Blackwell

                 GUY L. DE CHAZAL*                              Director             December 10, 2001
---------------------------------------------------
                 Guy L. de Chazal

                BARRY M. GOLDSMITH*                             Director             December 10, 2001
---------------------------------------------------
                Barry M. Goldsmith


            *By: /s/ DANIEL P. BUETTIN
---------------------------------------------------
            Daniel P. Buettin (Attorney-in-Fact)

                               INDEX OF EXHIBITS


EXHIBIT
NUMBER                         DESCRIPTION                                    PAGE
-------                        -----------                                    ----
  4.1     Form of amended and restated warrant issued to selling   Filed herein.
          shareholder
  5.1     Opinion of Vorys, Sater, Seymour and Pease LLP as to     Previously filed.
          the legality of the common shares being offered
 10.1     Registration Rights Agreement dated as of July 17,       Incorporated herein by
          2001                                                     reference to Exhibit 4(h)
                                                                   to the Annual Report on
                                                                   Form 10-K of the registrant
                                                                   for the year ended June 30,
                                                                   2001.
 23.1     Consent of KPMG LLP                                      Filed herein.
 23.2     Consent of Ernst & Young LLP                             Filed herein.
 23.3     Consent of Vorys, Sater, Seymour and Pease LLP           Included in Exhibit 5.1
                                                                   filed herein.
 24.1     Powers of Attorney                                       Previously filed.